                                                                      EXHIBIT 99

                     APPLIED INDUSTRIAL TECHNOLOGIES REPORTS
                 RECORD SALES AND EARNINGS IN ITS THIRD QUARTER,
                       RAISES GUIDANCE FOR FOURTH QUARTER

CLEVELAND, OH (April 21, 2005) - Applied Industrial Technologies (NYSE: AIT) today reported that sales and operating income for its fiscal 2005 third quarter, which ended March 31, 2005, were the highest ever recorded by the company in any quarter.

Net sales for the quarter were $446,470,000, up 14.2% compared with $391,053,000 in the same period a year ago. Net income for the quarter increased 54% to $16,336,000 from $10,611,000 last year. Earnings per share increased by 47% to $0.53 from $0.36 per share in the third quarter of 2004, marking the tenth consecutive quarter in which the company's earnings per share were at least 25% higher than the prior-year period.

(Note: all per-share amounts have been adjusted to reflect the 3-for-2 stock split paid December 17, 2004.)

Third quarter 2005 earnings include an unforecasted gain of approximately $2.7 million or $0.09 per share, from proceeds on a life insurance policy and from the sale of stock received as a distribution from a customer's bankruptcy reorganization. Earnings for the same quarter last year included one-time gains of approximately $1.6 million, or $0.05 per share, from a tax settlement.

For the nine months ended March 31, 2005, sales increased 13.7% to $1,263,735,000 from $1,111,910,000 in the same period last year. Net income for the period increased 91% to $39,356,000, or $1.29 per share, versus $20,576,000, or $0.70 per share, last year.

Commenting on results, Applied Chairman & Chief Executive Officer David L. Pugh said, "While the marketplace remains very competitive, our third quarter performance showed marked improvement fueled by a strong industrial economy. Every facet of our business performed well. Increased sales volume and ongoing improvements in our operating efficiencies enabled us to post a strong earnings increase -- even before the non-operating gain of $0.09 per share. We also achieved a return on assets of 13.4% through our first nine months as compared to 7.1% in the same period last year.

"Significantly, we generated a third quarter operating margin of 5.4%, up from 3.8% in the same quarter a year ago. Through nine months, we have achieved an operating margin of 5%, a major milestone that we have worked hard to attain, even while our gross margin was lower than last year. We are sharing our improved financial performance with our shareholders and have raised our dividends 50% in the last year.

"Consistent with the productivity Applied has shown and with an anticipated continuation of a strong market, we are increasing sales and earnings guidance for our fiscal fourth quarter. Currently, we expect sales in the range of $450 million to $460 million, resulting in full-year sales of between $1.71 billion and $1.72 billion. Fourth quarter earnings per share are expected in the range of $0.45 to $0.50, resulting in full-year earnings of $1.74 to $1.79 per share."

In the nine months ended March 31, 2005, the company repurchased 414,000 shares of stock for $8.9 million. At March 31, board authorization was in place to repurchase up to 1,001,000 additional shares.

Applied will host its third quarter conference call at 4 p.m. today (Thursday, April 21). To join in the call, dial 1-800-311-0799 and passcode 6104983. The call will be conducted by Chairman and CEO David L. Pugh, President and COO Bill
L. Purser, and CFO Mark O. Eisele. The call will also be Web cast and can be accessed live online at http://www.applied.com and will be archived there for 14 days. A replay of the teleconference will be available at 1-888-203-1112 (passcode 6104983) from 7 p.m. on April 21 through 12 midnight on May 5.

With more than 430 facilities and 4,300 employee-associates across North America, Applied Industrial Technologies is an industrial distributor that offers more than 2 million parts critical to the operations of MRO and OEM customers in virtually every industry. In addition, Applied provides engineering, design and systems integration for industrial and fluid power applications, as well as customized mechanical, fabricated rubber and fluid power shop services. For its fiscal year ended June 30, 2004, Applied posted sales of $1.52 billion. Applied can be visited on the Internet at http://www.applied.com .

This press release contains statements that are forward-looking, as that term is defined by the Securities and Exchange Commission in its rules, regulations and releases. Forward-looking statements are often identified by qualifiers such as "expect," "guidance" and similar expressions. Applied intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including trends in the industrial sector of the economy, and other risk factors identified in Applied's most recent periodic report and other filings made with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by Applied or any other person that the results expressed therein will be achieved. Applied assumes no obligation to update publicly or revise any forward-looking statements, whether due to new information, or events, otherwise.

                                     ######

                       (A financial summary is attached.)

For more information, contact Mark O. Eisele, Vice President - Chief Financial Officer & Treasurer, at 216/426-4417. Press contacts phone Richard C. Shaw, Vice President - Communications, at 216/426-4343.

                                   APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
                                         CONDENSED STATEMENTS OF CONSOLIDATED INCOME
                                         -------------------------------------------
                                       (Unaudited) (Thousands, except per share data)
----------------------------------------------------------------------------------------------------------------------------

                                                                  Three Months Ended                  Nine Months Ended
                                                                       March 31                           March 31
                                                                -----------------------         ----------------------------
                                                                   2005         2004                2005            2004
NET SALES                                                       $ 446,470     $ 391,053         $ 1,263,735     $ 1,111,910
Cost of sales                                                     327,177       286,630             930,972         818,844
                                                                ---------     ---------         -----------     -----------
GROSS PROFIT                                                      119,293       104,423             332,763         293,066

Selling, distribution and administrative                           95,213        89,543             269,957         259,940
                                                                ---------     ---------         -----------     -----------
OPERATING INCOME                                                   24,080        14,880              62,806          33,126
Interest expense, net                                               1,214         1,397               3,848           4,120
Other (income) expense, net                                        (2,640)         (458)             (2,798)           (400)
                                                                ---------     ---------         -----------     -----------
INCOME BEFORE INCOME TAXES                                         25,506        13,941              61,756          29,406
INCOME TAXES                                                        9,170         3,330              22,400           8,830
                                                                ---------     ---------         -----------     -----------
NET INCOME                                                      $  16,336     $  10,611         $    39,356     $    20,576
                                                                ---------     ---------         -----------     -----------
NET INCOME PER SHARE - BASIC                                    $    0.55     $    0.37         $      1.33     $      0.72
                                                                =========     =========         ===========     ===========
NET INCOME PER SHARE - DILUTED                                  $    0.53     $    0.36         $      1.29     $      0.70
                                                                =========     =========         ===========     ===========
AVERAGE SHARES OUTSTANDING - BASIC                                 29,857        28,944              29,556          28,765
                                                                =========     =========         ===========     ===========
AVERAGE SHARES OUTSTANDING - DILUTED                               30,874        29,483              30,619          29,356
                                                                =========     =========         ===========     ===========

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(1) Cost of sales for interim financial statements is computed using estimated gross profit percentages which are adjusted throughout the year based upon available information. Adjustments to actual cost are primarily made based on periodic physical inventories and the effect of year-end inventory quantities on LIFO costs.

(2) Other (income) expense, net for the quarter ended March 31, 2005 includes a non-recurring gain of $2,500 related to the proceeds from a life insurance policy and a gain of $200 on the sale of stock received from a customer bankruptcy reorganization process.

(3) All share and per share data have been restated to reflect a 3 for 2 stock split effective December 17, 2004.

(4) During the quarter ended March 31, 2004, the Company recorded non-recurring tax benefits primarily from the settlement with the Internal Revenue Service related to audits of our 1997 and 1998 tax returns and the acceptance by the IRS of tax refund claims for 1999, 2000, and 2001. The settlement added $1,600, or $0.05 per share, to earnings.

(5) Certain reclassifications have been made to prior year amounts to be consistent with presentation in the current year.

             APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                      -------------------------------------
                             (Amounts in Thousands)

                                                             March 31, 2005   June 30, 2004
                                                               (Unaudited)
                                                             --------------   -------------
ASSETS
  Cash                                                          $  83,374       $  69,667
  Accounts receivable, net of allowances of $6,550 and $6,400     214,867         190,815
  Inventories                                                     186,007         159,594
  Other current assets                                             29,933          22,957
                                                                ---------       ---------
       Total current assets                                       514,181         443,033
  Property - net                                                   72,240          77,025
  Goodwill                                                         51,044          49,852
  Other assets                                                     26,508          26,931
                                                                ---------       ---------
TOTAL ASSETS                                                    $ 663,973       $ 596,841
                                                                =========       =========
LIABILITIES
  Accounts payable                                              $  97,314       $  78,767
  Other current liabilities                                        75,158          72,562
                                                                ---------       ---------
       Total current liabilities                                  172,472         151,329
  Long-term debt                                                   77,174          77,767
  Other liabilities                                                32,210          28,210
                                                                ---------       ---------
TOTAL LIABILITIES                                                 281,856         257,306
                                                                ---------       ---------
SHAREHOLDERS' EQUITY                                              382,117         339,535
                                                                ---------       ---------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                      $ 663,973       $ 596,841
                                                                =========       =========

             APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
                 CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS
                 -----------------------------------------------
                       (Unaudited) (Amounts in Thousands)

                                                               Nine Months Ended March 31
                                                              ----------------------------
                                                                  2005            2004
                                                              -------------   ------------
CASH PROVIDED FROM OPERATIONS:
  Net income                                                  $      39,356   $     20,576
  Items not requiring cash:
    Depreciation and amortization                                    13,101         12,776
    Other                                                             6,930          4,109
  Gain on sale of property                                           (1,121)          (101)
  Cash effect of changes in working capital                         (25,446)       (28,184)
                                                              -------------   ------------
CASH PROVIDED FROM OPERATIONS                                        32,820          9,176
                                                              -------------   ------------
INVESTING ACTIVITIES:
  Property purchases                                                 (6,283)       (11,909)
  Proceeds from property sales                                        3,206          1,077
  Acquisition of businesses, less cash acquired                      (5,635)        (1,285)
  Deposits and other                                                 (1,093)        (1,185)
                                                              -------------   ------------
CASH USED IN INVESTING ACTIVITIES                                    (9,805)       (13,302)
                                                              -------------   ------------
FINANCING ACTIVITIES:
  Borrowings and repayment of notes payable - net                                   (2,850)
  Change in cash overdrafts                                          (1,780)        (6,757)
  Purchase of common stock for treasury                              (8,884)        (6,258)
  Cash dividends paid                                                (9,133)        (6,945)
  Exercise of stock options                                           9,961          5,135
                                                              -------------   ------------
CASH USED BY FINANCING ACTIVITIES                                    (9,836)       (17,675)
                                                              -------------   ------------
EFFECT OF EXCHANGE RATE CHANGES ON CASH                                 528            108
                                                              -------------   ------------
INCREASE (DECREASE) IN CASH                                   $      13,707   $    (21,693)
                                                              =============   ============